The Target Portfolio Trust
For the fiscal period ended 12/31/03
811-7064
Exhibit 77C

A Special Meeting of Shareholders was held on July 17, 2003, and adjourned to August 21, 2003, and adjourned to September 12, 2003, and further adjourned to October 10, 2003.
At such meetings the shareholders approved the following proposals:



1) To approve the election of ten (10) directors to the Board of Trustees, as follows:

Matter			Votes For	Votes Against	Votes Witheld	Abstentions
David E. A. Carson	199,987,760	-		2,195,005	-
Robert E. La Blanc	197,858,619	-		2,324,146	-
Robert F. Gunia		200,013,667	-		2,169,098	-
Douglas H. McCorkindale	199,992,981	-		2,189,820	-
Stephen P. Munn		199,983,194	-		2,199,571	-
Richard A. Redeker	200,041,826	-		1,885,443	-
Judy A. Rice		200,027,519	-		2,155,246	-
Robin B. Smith		199,943,906	-		2,238,859	-
Stephen Stoneburn	200,089,822	-		2,092,943	-
Clay T. Whitehead	200,003,830	-		1,922,092	-

4a) To approve changes to the fundamental investment restrictions or policies, relating to: fund diversification.

	Votes For	Votes Against	Abstentions
	18,360,347	716,131		689,698

4b) To approve changes to fundamental investment restrictions or policies , relating to: issuing senior securities, borrowing money or pledging assets.

	Votes For	Votes Against	Abstentions
	18,189,639	881,391		695,146

4c) To approve changes to fundamental investment restrictions or policies, relating to: buying and selling real estate.

	Votes For	Votes Against	Abstentions
	18,228,993	818,140		719,043

4d) To approve changes to fundamental investment restrictions or policies, relating to: buying and selling commodities and commodity contracts.


	Votes For	Votes Against	Abstentions
	18,142,918	923,145		700,113

4e) To approve changes to fundamental investment restrictions or policies, relating to: fund concentration.

	Votes For	Votes Against	Abstentions
	18,236,858	815,037		738,241

4f) To approve changes to fundamental investment restrictions or policies, relating to: making loans.

	Votes For	Votes Against	Abstentions
	18,115,126	659,450		744,557

4g) To approve changes to fundamental investment restrictions and policies, relating to: other investment restrictions, including investing in securities of other investment companies.


	Votes For	Votes Against	Abstentions
	18,238,951	797,706		729,519

5)  To approve amendments to the Company's Declaration of Trust.

	Votes For	Votes Against	Abstentions
	18,261,527	762,923		741,726